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                                                                    EXHIBIT 3.07

                                  AMENDMENTS TO
                           AMENDED AND RESTATED BYLAWS

ARTICLE II, SECTION 3(a) IS AMENDED TO READ AS FOLLOWS:

                  (a). Except as otherwise provided by law, the Articles or these Bylaws, written notice of any annual or special meeting of shareholders shall state the place, date and time thereof and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and shall be given, either personally, by electronic transmission (in accordance with Article IX, Section 7 of these Bylaws), or by mail to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days prior to the meeting. If by electronic transmission, the notice shall be given when electronically transmitted to the shareholder entitled to the notice in a manner authorized by the shareholder. If mailed, the notice shall be directed to the shareholder at his address as it appears on the records of the Corporation unless, prior to the time of mailing, he has filed with the Secretary a written request that notices intended for him be mailed to some other address, in which case it should be mailed to the address designated in such request.

ARTICLE II, SECTION 7(d) IS ADDED AS FOLLOWS:

                  (d). If the Board consents, a shareholder may participate in a meeting of shareholders by conference telephone or by other means of remote communication through which all persons participating in a meeting may communicate with other participants. Assuming the Board consents, all participants shall be advised of the means of remote communication, and the names of the participants shall be divulged to all participants. Participation in a meeting pursuant to this sub-section constitutes presence in person at the meeting. Assuming the Board consents, shareholders not physically present at a meeting of shareholders may participate in the meeting by means of remote communication and are considered present in person and may vote at the meeting if: (i) reasonable measures are implemented to verify that each person considered present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder; (ii) reasonable measures are implemented to provide each shareholder or proxy holder a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and (iii) if any shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other actions maintained by the Corporation.

THE FOURTH SENTENCE OF ARTICLE II, SECTION 8 IS AMENDED TO READ AS FOLLOWS:

         To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 calendar days before the date of the Corporation's proxy statement released to shareholders in connection with the previous year's annual meeting; provided, however, if the Corporation did not hold an annual meeting the previous year, or if the date of the current year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then in order for a shareholder's notice to be timely, it must be received a reasonable time before the Corporation begins to print and mail its proxy materials.

THE LAST SENTENCE OF ARTICLE II, SECTION 8 IS AMENDED TO READ AS FOLLOWS:

         Notwithstanding anything in these Bylaws to the contrary, the Corporation shall be under no obligation to submit for action any shareholder proposal at any meeting of shareholders, if either the shareholder is not eligible, or the Corporation would otherwise be permitted to



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         omit the proposal, in accordance with applicable rules under the
         Securities Exchange Act 1934 as amended.

SUB-SECTION (IV) TO ARTICLE III, SECTION 1 IS ADDED AS FOLLOWS:

                  (iv) Satisfies the requirements of an independent director under the Sarbanes-Oxley Act of 2002.

THE FOLLOWING LAST SENTENCE TO ARTICLE III, SECTION 7 IS ADDED AS FOLLOWS:

         In addition, notices of special meetings may also be delivered to each director by electronic transmissions (in accordance with Article IX, Section 7 of these bylaws) and shall be deemed given when electronically transmitted to the director in a manner authorized by the director.

ARTICLE III, SECTION 12 IS AMENDED TO READ AS FOLLOWS:

                  Section 12. Meetings by telephone or remote communication. Members of the Board or any committee appointed by the Board may participate in a meeting of the Board or any committee by means of conference telephone or other means of remote communication through which all persons participating in the meeting can communicate with the other participants. Participation in a meeting in such manner shall constitute presence in person at such meeting. A written record shall be made of all actions taken at any meeting conducted by means of a conference telephone or other means of remote communication.

THE SECOND SENTENCE OF ARTICLE III, SECTION 13 IS AMENDED TO READ AS FOLLOWS:

         To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 calendar days before the date of the Corporation's proxy statement released to shareholders in connection with the previous year's annual meeting; provided, however, if the Corporation did not hold an annual meeting the previous year, or if the date of the current year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then in order for a shareholder's notice to be timely, it must be received a reasonable time before the Corporation begins to print and mail its proxy materials.

THE FIRST THREE SENTENCES OF ARTICLE IV, SECTION 1 ARE AMENDED TO READ AS
FOLLOWS:

         The Board may, by Resolution passed by a majority of the entire Board, designate one or more committees, with each committee consisting of two
         (2) or more directors of the Corporation. The Board shall designate an Audit Committee, all of which members shall be Independent Directors, as that term is defined in these Bylaws. The Board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee; provided, however, that at all times all the members of the Audit Committee shall be Independent Directors.

THE FOLLOWING SENTENCE IS ADDED TO THE END OF ARTICLE V, SECTION 5 AS FOLLOWS:

         The Board of Directors shall determine, in its discretion, whether any individual appointed to the position of Chairman of the Board is deemed to be an officer of the Corporation.

THE FIRST SENTENCE OF ARTICLE V, SECTION 7 IS AMENDED TO READ AS FOLLOWS:

         The President, subject to the direction of the Chief Executive Officer, shall have general charge of the business, affairs and property of the Corporation and general supervision of its other officers and agents.

ARTICLE IX, SECTION 7 IS ADDED AS FOLLOWS:

                  Section 7. Electronic Transmission. In accordance with the Michigan Business Corporation Act and the Articles of Incorporation, any shareholder or Board of Director action which requires the notice to a shareholder or director or written signature of a



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         shareholder or director may be delivered to or by such shareholder or director via electronic transmission, including, but not limited to, notices of shareholder and director meetings and shareholder and director consents. "Electronic transmission" or "electronically transmitted" means any form of communication that meets all of the following: (i) it does not directly involve the physical transmission of paper; (ii) it creates a record that may be retained and retrieved by the recipient; (iii) it may be directly reproduced in paper form by the recipient through an automated process.



ADOPTED:  NOVEMBER 21, 2002